EXHIBIT 23.3

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW, Suite 840
Washington, DC 20036
(202) 467-6862 - Fax (202) 467-6963

May 21, 2008

Board of Directors
Sunshine Savings Bank
1400 East Park Avenue
Tallahassee, Florida  32301

Members of the Board:

We hereby consent to the use of our firm’s name in the Application on Form MHC-2, and amendments thereto, filed by Sunshine Savings Bank with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Sunshine Financial, Inc. with the Securities and Exchange Commission.  Additionally, we consent to the inclusion of, summary of, and reference to our Appraisal Report in such filings and amendments, including the Prospectus of Sunshine Financial, Inc.

We further consent to reference in the aforementioned filings and amendments the summary of our opinion as to the value of subscription rights granted by Sunshine Savings Bank pursuant to its Plan of Reorganization and Stock Issuance.

Sincerely /s/ Feldman Financial Advisors, Inc. Feldman Financial Advisors, Inc.